P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ASI ENERGY ANNOUNCES STRATEGIC RELATIONSHIP WITH

H&S PRODUCTION, INC.

SAN ANTONIO, Texas -- January 10, 2007 _ ASI Energy, a division of Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), today announced it has entered into a strategic relationship with H&S Production, Inc., a highly successful oil and gas company located in Dallas, Texas.

The relationship will enable ASI Energy to access and leverage geological, geophysical and other services of H&S. In addition, ASI will gain near-term, non-operating working interest in the opportunities H&S is pursuing in eastern Colorado and north Texas. The initial prospect to be drilled, Big Sandy, covers approximately 3,500 acres in Kiowa County, Colorado. Big Sandy is a Morrow sand gas prospect on the Las Animas Arch of southern Colorado. Current expectations are to begin drilling activity prior to the end of March 2007 with the expectation of drilling 4 to 8 wells within the prospect.

Louis Dorfman, Jr., Executive Vice President of ASI Energy, said, "My personal relationship with H&S Production and its owners dates back many years and I am excited about the opportunity of leveraging this relationship with ASI. H&S has been extremely successful in acquiring and discovering hydrocarbon reserves in significant quantities and I believe this alliance will be very advantageous in the fulfillment of our balanced growth strategy."

ASI Energy, a division of Analytical Surveys, Inc., (ASI) is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. For more information, please visit www.asienergy.com.

H&S Production, Inc., a private oil and gas company was founded in 1978 by Scott G. Heape, a third generation oil and gas man with a B.S. in Geology from Tulane University. Atoka Operating, Inc., a wholly owned subsidiary of H&S Production, was founded in 2003. The combined organizations' primary focus is to identify and acquire oil and gas prospects for exploration and developmental drilling. Since its formation, H&S's track record of successful discovery is well recognized and documented. H&S has discovered over 210 billion cubic feet of gas and 5.6 million barrels of oil. Today, H&S activities are concentrated in the Sherman-Marietta Basin, Fort Worth Basin, east Texas, northern Louisiana and eastern Colorado.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.